EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

Ezenia!® Inc. Adds Depth to Board Of Directors

Ronald Breland Appointed To The Board Of Directors Of Ezenia! Inc.

Burlington, Mass., September 13, 2004 - Ezenia! Inc. (OTCBB: EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks and eBusiness, announced today that the Company has appointed Mr. Ronald L. Breland to its Board of Directors.

“The Company business currently comes primarily from the sales of the InfoWorkSpace product and services into the various branches of the Federal government, including the Department of Defense and different Intelligence agencies. As our business opportunities and scope expand within this market segment and other emerging government-related programs, the Company can really benefit from the extensive experience and expertise that Mr. Ron Breland has had in his 30 years of business management and relationship with governmental contracts,” noted Mr. Khoa Nguyen. “As a matter of fact Selbre Associates, a company co-founded by Mr. Breland, was instrumental in helping Ezenia obtain the GSA Information Technology Schedule awarded by the U. S. General Services Administration (GSA) and listed under the Federal Supply Schedule Program as schedule number GS-35F-0475P,” Mr. Nguyen continued. “With Ron’s tremendous experience, expertise, and proven successes in government business and practices, coupled with the recent addition of Mr. Harry Heisler as Vice President and General Manager of Government Systems, I am truly pleased that Ezenia is making significant strides, not only in strengthening the management rank, but also in broadening the depth and influence of our Board of Directors with regard to the government business.”

Mr. Breland is currently the President and CEO of EC America and Selbre Associates.  As founder of EC America, and one of the two founders of Selbre Associates, he is considered to be one of the leading national experts with respect to government business consulting for information technology firms.  The mission of his two firms is to help its clients obtain their full federal and state government sales potential through a comprehensive range of consulting, contract management, and marketing services. Mr. Breland has developed, supervised, personally negotiated more than 1,000 government contract programs, and successfully conducted government contract compliance audits for Fortune 100 companies.

Mr. Breland has more than 30 years of experience in:

•                  Contract negotiation and management for both commercial and governmental markets

•                  Development of strategic and tactical marketing programs

•                  Engineering development and marketing

•                  Sales of equipment and services.

Mr. Breland is a Charter Member of the Industry Advisory Council of the Federation of Government Information Processing Councils and the General Service Administration’s Advisory Council, a premier member of the Coalition for Government Procurement, and a former member of the Baltimore-Washington Minority Economic Development Council.

“I am delighted and honored to be a member of the Ezenia! Board of Directors,” commented Mr. Breland.  “With an expanding base of loyal, world-class customers, a proven and best-of-breed collaboration product in InfoWorkSpace, and a truly recognized and exciting opportunity in the government market, I believe that the company is poised to benefit, now and in the future, from real needs of secure real-time collaboration applications.  I look forward to leverage my background and experience and provide Ezenia with the necessary guidance and advice in its contract negotiations and management with the various agencies of the Government.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet.  By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat.  The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process.  More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, http://www.ezenia.com/.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report.  Copies of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark, and the Ezenia! Logo, Encounter, InfoWorkSpace and LaunchPad are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products are available at http://www.ezenia.com/.  All other trademarks are property of their respective companies.